Exhibit 99.2

NOTICE OF REDEMPTION TO THE HOLDERS

OF

J. CREW GROUP, INC.

SERIES A CUMULATIVE PREFERRED STOCK

NOTICE IS HEREBY GIVEN THAT, in accordance with Section 4(a) of the Certificate of Designation (the “Certificate of Designation”) of the Series A Cumulative Preferred Stock (as defined below), J. Crew Group, Inc, a Delaware corporation (the “Company”) has elected to redeem on July 13, 2006 (the “Redemption Date”) all of its issued and outstanding shares of Series A Cumulative Preferred Stock, $.01 par value, of the Company (the “Series A Preferred Stock”) at a redemption price in cash of $1,000.00 per share (the “Redemption Price”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Certificate of Designation. The Board of Directors of the Company fixed a record date for the determination of holders of Series A Preferred Stock entitled to receive the Redemption Price thereof as July 3, 2006 (the “Redemption Record Date”). Holders of record at the close of business on the Redemption Record Date will receive the Redemption Price on the Redemption Date. Unless the Company shall default in the payment of the Redemption Price, dividends thereon shall cease to accrue on and after the Redemption Date and all rights of each holder of Series A Preferred Stock shall cease and terminate, except for the right to receive payment of the Redemption Price upon surrender of the Series A Preferred Stock to the Paying Agent (as defined below) along with properly completed and duly executed Letter of Transmittal.

On July 3, 2006, pursuant to Section 2(a) of the Certificate of Designation, the Board of Directors of the Company declared the payment of accrued and unpaid cumulative dividends on the Series A Preferred Stock to but not including July 13, 2005 (the “Series A Dividend Payment Date”). The Board of Directors of the Company set a record date for the determination of holders of shares of Series A Preferred Stock entitled to receive payment of a dividend declared thereon as July 3, 2006 (the “Dividend Record Date”). Holders of record at the close of business on the Dividend Record Date will receive accrued and unpaid cumulative dividends on the Series A Preferred Stock on the Series A Dividend Payment Date.

To collect the Redemption Price of Series A Preferred Stock, each holder of record must present and surrender stock certificate evidencing Series A Preferred Stock, along with properly completed and duly executed Letter of Transmittal, to American Stock Transfer & Trust Company (the “Paying Agent”) by hand or by mail or courier, at the address set forth in the Letter of Transmittal. Pursuant to Section 4(d) of the Certificate of Designation, any moneys deposited with the Paying Agent that remain unclaimed by the holders of Series A Preferred Stock at the end of July 13, 2008 shall, to the fullest extent permitted by law, become the property of the Company.

Questions on matters relating to the redemption shall be directed to the Shareholder Services Department at the Paying Agent at 877-248-6417 (toll-free) or 718-921-8317 or via email at info@amstock.com.

The method of delivery is at the option and risk of the holder.